Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information, Contact:

Daniel Greenberg, Chairman & CEO	Roger Pondel/Laurie Berman
Electro Rent Corporation	PondelWilkinson Inc.
818-786-2525	310-279-5980
investor@pondel.com

ELECTRO RENT REPORTS FISCAL 2010 FIRST QUARTER FINANCIAL RESULTS

Business Beginning to Stabilize; Several Leading Indicators Improving

VAN NUYS, Calif. – October 7, 2009 – Electro Rent Corporation (NASDAQ:ELRC) today reported financial results for its fiscal 2010 first quarter ended August 31, 2009.

Total revenues for the fiscal 2010 first quarter were $32.2 million, compared with $35.0 million for the prior year period.  Rental and lease revenues totaled $21.7 million, versus $27.2 million last year.  Equipment sales and other revenues rose to $10.5 million for the fiscal 2010 first quarter from $7.8 million for the same quarter in fiscal 2009.

“While revenues are still down compared with the prior year period, we are seeing early signs of stabilization for the first time since conditions deteriorated almost a year ago.  Several leading indicators in our business increased over the fourth quarter, including equipment on rent,” said Daniel Greenberg, Chairman and CEO of Electro Rent.  “Equipment sales, finance lease activity and our telecommunications business also improved.

“Competitive pricing pressures continued to affect overall gross margins and our data products business struggled, as normal summer sales opportunities did not materialize.  Our international business was mixed as Europe performed admirably while declining rental revenues in China were somewhat offset by growing used equipment sales.

“Weighing the positive and the negative factors at play in the economy right now, it appears that the positive elements are showing growing signs of life.  We will be watching closely to see if the barometer continues to rise and if these indicators turn into sustainable, longer-term trends.”

SG&A expenses for the fiscal 2010 first quarter decreased to $10.3 million, or 32.0% of total revenues, from $12.1 million, or 34.4% of total revenues, for the year-ago period.  The reduction in SG&A expenses primarily reflected proactive cost-cutting measures throughout the company.

Total operating expenses amounted to $28.9 million for the fiscal 2010 first quarter, roughly equal to $29.0 million in the year-ago period.  Interest income declined to $308,000 for the first quarter of fiscal 2010, from $591,000 in the prior year, principally due to lower interest rates.

Operating profit for the first quarter of fiscal 2010 equaled $3.3 million, or 10.3% of total revenues, compared with $6.0 million, or 17.1% of total revenues, for last fiscal year’s first quarter.

Net income for the fiscal 2010 first quarter was $2.1 million, or $0.09 per diluted share, versus $4.4 million, or $0.17 per diluted share, for the same period last year.

 “We have gained significant perspective dealing with this newest form of adversity and have endeavored to keep Electro Rent’s business activities alive, focused and healthy,” Greenberg said.  “Our business model is improving, our operations platform is more efficient, our long-term strategy is on solid ground, and our chances for long-term prosperity remain encouraging.  The lessons we learned were painful and eye opening, but will make us stronger as we move forward.  While the pace of the recovery remains uncertain, we will make the best out of what our economy has to offer.”

Equipment purchases for the fiscal 2010 first quarter were $9.3 million, compared with $17.3 million for the fiscal 2009 first quarter.  The book value of Electro Rent's equipment pool was $150.1 million at August 31, 2009, versus $158.3 million at May 31, 2009.

During the first quarter of fiscal 2010, Electro Rent purchased 43,014 shares of its common stock at an average price of $8.94 per share, for a total expenditure of approximately $384,000.  Electro Rent paid dividends totaling $3.6 million for the first quarter of fiscal 2010.  On an annualized basis, the company’s current quarterly dividend of $0.15 per common share represents a 5.2% yield on the September 30, 2009 close price of $11.52.

Total shareholders' equity increased to $230.8 million, or $9.65 per share, at August 31, 2009, compared with $228.8 million, or $9.55 per share, at May 31, 2009.

At August 31, 2009, Electro Rent had $29.3 million in cash and cash equivalents, $28.6 million in short-term bond funds and $21.1 million (at cost) in auction rate securities for a total cash, cash equivalents and investments balance of $79.1 million, up from $72.0 million at May 31, 2009.  Electro Rent’s balance sheet remains debt free.

About Electro Rent

Electro Rent Corporation (www.ElectroRent.com) is one of the largest global organizations devoted to the rental, leasing and sales of general purpose electronic test equipment, personal computers and servers.

"Safe Harbor" Statement:

Except for the historical statements and discussions above, our statements above constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934.  These forward-looking statements, which include statements about the positive elements of the economy showing growing signs of life, the company’s improving business model, more efficient operations platform, solid long-term strategy, and encouraging chances for long-term prosperity, among others, reflect Electro Rent’s management's current views with respect to future events and financial performance; however, you should not put undue reliance on these statements.  When used, the words "anticipates," "believes," "expects," "intends," "future," and other similar expressions identify forward-looking statements.  These forward-looking statements are subject to certain risks and uncertainties.  The company believes its management's assumptions are reasonable; nonetheless, it is likely that at least some of these assumptions will not come true.  Accordingly, Electro Rent’s actual results will probably differ from the outcomes contained in any forward-looking statement, and those differences could be material.  Factors that could cause or contribute to these differences include, among others, those risks and uncertainties discussed in the company’s periodic reports on Form 10-K and 10-Q and in its other filings with the Securities and Exchange Commission.  Should one or more of the risks discussed, or any other risks, materialize, or should one or more of our underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, expected or projected.  In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct.  Electro Rent undertakes no obligation to update or revise any forward-looking statements.

(Financial Tables Follow)

ELECTRO RENT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) (in thousands, except per share data)

	Three Months Ended
	August 31,
	2009	2008

Revenues:
Rentals and leases	$21,747	$27,234
Sales of equipment and other revenues	10,454	7,752

Total revenues	32,201	34,986

Operating expenses:
Depreciation of rental and lease equipment	10,795	11,584
Costs of revenues other than deprecation of rental and lease equipment	7,767	5,366
Selling, general and administrative expenses	10,308	12,050

Total operating expenses	28,870	29,000

Operating profit	3,331	5,986

Interest income, net	308	591

Income before income taxes	3,639	6,577

Income tax provision	1,564	2,206

Net income	$2,075	$4,371

Earnings per share:
Basic	$0.09	$0.17
Diluted	$0.09	$0.17

Shares used in per share calculation:
Basic	23,931	25,873
Diluted	23,943	26,003

ELECTRO RENT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited) (in thousands, except share data)

	August 31,	May 31,
	2009	2009
ASSETS

Cash and cash equivalents	$29,315	$22,215
Investments available-for-sale, at fair value (cost of $27,896 and $27,896)	28,638	28,188
Investments, trading, at fair value (cost of $21,100 and $21,600)	19,679	19,977
Put option	1,421	1,623
Accounts receivable, net of allowance for doubtful accounts of $410 and $317	16,925	16,271
Rental and lease equipment, net of accumulated depreciation of $178,412 and $179,318	150,054	158,252
Other property, net of accumulated depreciation and amortization of $15,415 and $15,207	13,575	13,781
Goodwill	3,109	3,109
Intangibles, net of amortization of $1,825 and $1,741	650	734
Other	8,284	7,184
	$271,650	$271,334

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Accounts payable	$2,985	$3,291
Accrued expenses	13,356	15,023
Deferred revenue	4,342	4,281
Deferred tax liability	20,186	19,986
Total liabilities	40,869	42,581

Commitments and contingencies

Shareholders' equity:
Preferred stock, $1 par - shares authorized 1,000,000; none issued
Common stock, no par - shares authorized 40,000,000;
issued and outstanding August 31, 2009 - 23,915,609;
May 31, 2009 - 23,953,540	32,594	32,596
Accumulated other comprehensive income, net of tax	456	176
Retained earnings	197,731	195,981
Total shareholders' equity	230,781	228,753
	$271,650	$271,334